Exhibit 99.2

HF Sinclair Appoints Steve Ledbetter as Chief Executive Officer and President
Ledbetter to Succeed Franklin Myers Effective January 1, 2027

DALLAS, Oct. 28, 2026 -- HF Sinclair Corporation (NYSE and NYSE Texas, Inc.: DINO) (“HF Sinclair” or the “Company”) today announced the appointment of Steve Ledbetter, currently serving as HF Sinclair’s president and chief operating officer, as CEO and president, effective January 1, 2027. The HF Sinclair Board of Directors (the “Board”) also plans to expand the Board and appoint Ledbetter as a director at a later date.

Ledbetter succeeds Franklin Myers, who will continue to serve as CEO through January 1, 2027, to support the transition. Thereafter, Myers will remain with HF Sinclair as an officer of the Company and continue to serve as executive chairperson until the completion of HF Sinclair's previously announced plan to pursue a separation of its Lubricants & Specialties segment. In this new role, Myers will advise on strategic matters related to planned separation.

“Steve’s appointment as the next permanent HF Sinclair CEO and president reflects the Board’s thoughtful and deliberate succession planning process,” said Leldon Echols, lead independent director of the Board. “Through his leadership and oversight of HF Sinclair’s commercial organization and operations, Steve has developed a deep understanding of HF Sinclair’s Refining, Renewables, Marketing and Midstream businesses. He has played a key role in efforts to improve safety, reliability and cost efficiency while unlocking value across the Company’s integrated platform. His commercial insights, operational expertise, and enterprise perspective make him well suited to lead HF Sinclair as we continue to strengthen our businesses and sharpen our focus to advance our strategic priorities.”

“It has been an honor to serve as CEO of HF Sinclair and to work alongside our employees, customers and business partners,” said Myers. “Having worked closely with Steve, I have seen firsthand his deep understanding of our businesses. He is exceptionally well prepared for this role, and I have complete confidence that he is the right leader to guide HF Sinclair through its next chapter. I look forward to continuing to work with Steve as executive chairperson, while supporting the Company as we advance the planned separation of the Lubricants & Specialties business.”

“I am excited to take on the role of CEO and president of HF Sinclair,” said Ledbetter. “Having worked across our businesses and closely with our employees over the past several years, I have tremendous confidence in our people, our assets and our ability to execute. We have a strong foundation and a portfolio of high-quality businesses that position us well for the opportunities ahead. We will continue to focus on safety, reliability, commercial excellence and disciplined capital allocation as we execute our strategy and deliver value for shareholders, customers and employees. I am honored to lead HF Sinclair into its next chapter.”

About Steve Ledbetter
Steve Ledbetter has more than 25 years of leadership experience across the energy, transportation and consumer services sectors, with a track record of delivering operational improvements, commercial growth and organizational performance.

Ledbetter has served as the president and chief operating officer of HF Sinclair since July 2026, responsible for driving operational excellence, commercial execution and enterprise performance across the organization. He joined HF Sinclair as executive vice president, commercial, in March 2023.

Before joining HF Sinclair, he was president and CEO of Shell Midstream Partners GP LLC, where he led the company’s vision, strategy and execution while overseeing a portfolio of critical energy infrastructure assets. Earlier, he led Shell Midstream’s commercial organization, with responsibility for business development, joint ventures, portfolio management and commercial strategy. Earlier in his career, he served as president and CEO of Jiffy Lube International, one of North America's largest automotive service networks.

Ledbetter holds a Bachelor of Business Administration in Finance and Financial Management Services from Texas A&M University.

Exhibit 99.2
About HF Sinclair Corporation
HF Sinclair Corporation, headquartered in Dallas, Texas, is an independent energy company that produces and markets high-value light products such as gasoline, diesel fuel, jet fuel, renewable diesel and lubricants and specialty products. HF Sinclair owns and operates refineries located in Kansas, Oklahoma, New Mexico, Wyoming, Washington and Utah. HF Sinclair provides petroleum product and crude oil transportation, terminalling, storage and throughput services to our refineries and the petroleum industry. HF Sinclair markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states and supplies high-quality fuels to more than 1,850 branded stations and licenses the use of the Sinclair brand to more than 350 additional locations throughout the country. HF Sinclair produces renewable diesel at two of its facilities in Wyoming and also at its facility in New Mexico. In addition, subsidiaries of HF Sinclair produce and market base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and export products to more than 80 countries.

Forward-Looking Statements
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts, including statements relating to HF Sinclair’s expectations regarding its business strategy, are “forward-looking statements” based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in HF Sinclair’s filings with the Securities and Exchange Commission (the “SEC”). All statements concerning HF Sinclair’s expectations for future results are based on forecasts for HF Sinclair’s existing operations and do not include the potential impact of any future transactions. Forward-looking statements use words such as “anticipate,” “project,” “will,” “expect,” “plan,” “goal,” “forecast,” “strategy,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding HF Sinclair’s plans and objectives for future operations. Although HF Sinclair believes that the expectations reflected in these forward-looking statements are reasonable, HF Sinclair cannot assure you that HF Sinclair’s expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Any differences could be caused by a number of factors, including, but not limited to, the business, financial, operational and legal risks provided in the reports filed by HF Sinclair with the SEC. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements. The forward-looking statements speak only as of the date made and, other than as required by law, HF Sinclair undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

HF Sinclair Corporation
Craig Biery, 214-954-6510
Vice President, Investor Relations

or

Trey Schonter, 214-954-6510
Director, Investor Relations